UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

SYNTA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hartwell Avenue

Lexington, MA  02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 274-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

On June 10, 2009, Synta Pharmaceuticals Corp. (“Synta”) received written notice from SmithKline Beecham Corporation (d/b/a GlaxoSmithKline) (“GSK”) of GSK’s intent to terminate the Collaborative Development, Commercialization and License Agreement, dated October 8, 2007, as amended on June 27, 2008, between Synta and GSK for the joint development and commercialization of elesclomol, one of Synta’s oncology drug candidates (the “Collaboration Agreement”).  The decision to terminate the Collaboration Agreement follows the suspension of Synta’s global Phase 3 clinical trial of elesclomol plus paclitaxel in metastatic melanoma, called the SYMMETRYSM trial, announced on February 26, 2009.  The termination of the Collaboration Agreement will be effective no later than September 10, 2009.

In accordance with the termination provisions of the Collaboration Agreement, all rights to the elesclomol program will be returned to Synta as of the effective date of termination.  Synta may continue to develop elesclomol alone or with another partner and Synta may pay GSK a low single-digit royalty on any potential future sales of elesclomol.  Synta will not incur any termination costs or penalties as a result of the termination of the Collaboration Agreement.  In the period the termination is effective, Synta expects to have approximately $116 million in deferred revenue from up-front payments and milestones received under the Collaboration Agreement, all of which is expected to be recorded as non-cash revenue as Synta will have no further obligation for deliverables under the Collaboration Agreement.

Synta’s entry into the Collaboration Agreement was reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2007, which is incorporated herein by reference.

A copy of the press release announcing the termination of the Collaboration Agreement issued on June 15, 2009 is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) The following exhibit is filed with this report:

Exhibit No.	Description

99.1	Press Release issued on June 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTA PHARMACEUTICALS CORP.

Dated: June 15, 2009	/s/ Keith S. Ehrlich
Keith S. Ehrlich
Vice President, Finance and Administration
Chief Financial Officer